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Exhibit 2

        [Form of Amendment to Severance Agreements]


                                    [Date]



  Re:   Amendment of the Letter Agreement,
        dated           ,      between
        Company and [Employee]
        (the 'Change in Control Agreement')

Dear [Employee]:

          This letter agreement will confirm the mutual understanding and agreement between you and Gerber Products Company (the 'Company') regarding the amendment of your Change in Control Agreement which has been approved by the Board of Directors of the Company.

          1. The last proviso of the first sentence of Section 1 of your Change in Control Agreement is hereby amended and replaced in its entirety with the following:

          ; provided, further, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such change in control occurred.

          2. Section 4 (iii) (b) of your Change in Control Agreement is hereby amended and replaced in its entirety with the following:

               (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you a lump sum severance payment (together with the payments provided in Sections 4
     (iii) (c), (d), (e) and (g), the 'Severance Payments') equal to [three hundred percent (300%)] two hundred percent (200%) of the sum of (x) the
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     greater of (i) your annual base salary in effect on the Date of
     Termination or (ii) your annual base salary in effect immediately prior to the change in control of the Company, plus (y) the greater of (i) an amount equal to your target bonus award as determined pursuant to the Company's Annual Bonus Plan as effective April 1, 1990 and amended from time to time (the 'Bonus Plan') based upon your annualized base salary in effect on the Date of Termination (in lieu of your 'accumulated base salary' as set forth in Section E of the Bonus Plan as of November 22,
     1993) or (ii) an amount equal to your target bonus award as determined pursuant to the Bonus Plan based upon your annualized base salary in effect immediately prior to the change in control of the Company (in lieu of your 'accumulated base salary' as set forth in Section E of the Bonus Plan as of November 22, 1993);

          [3. Section 4 (iii) (e) of your Change in Control Agreement is hereby amended and replaced in its entirety with the following:

               (e) for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life and health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this Section 4 (iii) (e), if an equivalent benefit is actually received by you during the thirty-six (36) month period following your termination. Any such benefit actually received by you shall be reported to the Company;]

          [4.] 3. The first sentence of Section 4 (vi) of your Change in Control Agreement is hereby amended and replaced in its entirety with the following:

     The payments and benefits provided for in this Section 4 shall not affect your right to receive any payments or benefits which you are



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                        entitled to receive under the Company's Severance
                        Benefits Plan; provided, that the payments and benefits provided for in this Section 4 shall be reduced by the amount of any payments and benefits which you receive pursuant to substantially similar provisions under the Company's Severance Benefits Plan.

                        All other provisions of your Change in Control Agreement shall remain in full force and effect. This Amendment to your Change in Control Agreement shall be effective as of the date set forth above.

                        If this letter sets forth our agreement, kindly sign and return to the Company the enclosed copy of this letter.

                                        Sincerely,

                                        Gerber Products Company

                                        By:
                                            ---------------------
                                        Name:
                                        Title


Agreed to and accepted
this    day of
              199

- --------------------------
[Employee]



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